SUBSIDIARIES



Telenomics, Inc.
California Corporation
41689 Enterprise Circle North, Suite #228
Temecula, California  92590


Like Dat Music, Inc.
California Corporation
4275 Executive Square, Suite #510
La Jolla, California  92037